Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

TEXAS PETROCHEMICALS 2010 NEWCO INC.

WITH AND INTO

TEXAS PETROCHEMICALS INC.

Pursuant to Section 253 of the

General Corporation Law of the State of Delaware

Texas Petrochemicals Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Texas Petrochemicals 2010 Newco Inc., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation under the name of TPC Group Inc.:

FIRST: The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

SECOND: The Company owns all of the outstanding shares of each class of capital stock of the Subsidiary.

THIRD: The Board of Directors of the Company, by the following resolutions, duly determined to merge the Subsidiary with and into the Company pursuant to Section 253 of the DGCL:

WHEREAS, the Company desires to change its name to TPC Group Inc. (the “Name Change”) pursuant to Section 253(b) of the DGCL;

WHEREAS, in order to effect the Name Change, the Company desires to incorporate a corporation named Texas Petrochemicals 2010 Newco Inc. (the “Subsidiary”) under the DGCL and to acquire one-thousand (1,000) shares of common stock, par value of $0.01 per share, of the Subsidiary (collectively, the “Incorporation”);

WHEREAS, following the effectiveness of the Incorporation, the Company will own all of the outstanding shares of the capital stock of the Subsidiary; and

WHEREAS, in order to effect the Name Change the Board of Directors of the Company deems it advisable that the Subsidiary be merged with and into the Company (the “Merger”) pursuant to Section 253 of the DGCL following the effectiveness of the Incorporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that the Incorporation is hereby authorized and approved in all respects; and further

RESOLVED, that following the Incorporation, the Company is hereby authorized to effect the Name Change by merging the Subsidiary with and into the Company pursuant to Section 253 of the DGCL; and further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) shall remain unchanged and continue to remain outstanding as one share of Common Stock, held by the person who was the holder of such share of Common Stock immediately prior to the Merger; and further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of Common Stock, par value $0.01 per share, of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and further

RESOLVED, that the directors and officers of the Company immediately prior to the Merger shall continue to remain the directors and officers of the Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and further

RESOLVED, that pursuant to Section 253(b) of the DGCL, upon the effective date of the Merger the corporate name of the Company shall be changed to TPC Group Inc.; and further

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article I thereof shall be amended to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is TPC Group Inc.”

; and further

RESOLVED, that the officers of the Company be and they hereby are authorized and directed to do all acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Name Change, the Incorporation and the Merger; and further

RESOLVED, that the officers of the Company be and they hereby are authorized and directed, following the effectiveness of the Incorporation, to make, execute and acknowledge, in the name and under the corporate seal of the Company, a certificate of ownership and merger for the purpose of consummating the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

FOURTH: The Company shall be the surviving corporation of the Merger.

FIFTH: The certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article I thereof shall be amended to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is TPC Group Inc.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 22nd day of January, 2010.

TEXAS PETROCHEMICALS INC.

By:	/s/ Christopher A. Artzer
Name:	Christopher A. Artzer
Office:	Vice President, General Counsel and Secretary